Exhibit 10.4

Certain information has been excluded from this exhibit because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

MASTER COLLABORATION AGREEMENT

This Master Collaboration Agreement (this “Agreement”) is made effective as of July 10, 2015 by and between ADAPTIVE BIOTECHNOLOGIES CORPORATION, a Washington corporation (“Adaptive”), and Adaptimmune Limited, a limited company formed under the laws of England and Wales (“Collaborator” and together with Adaptive, the “Parties”).

BACKGROUND

Collaborator desires to access Adaptive’s advanced immune profiling technology to facilitate its business of developing and commercializing pharmaceutical products. The Parties have therefore entered into this Agreement to set forth the terms and conditions of their research collaboration.

AGREEMENT

1. SCOPE OF COLLABORATION

(a)    Projects. Adaptive hereby agrees to collaborate with Collaborator on such projects as may be mutually agreed to by the Parties in writing from time to time (each, a “Project”). This Agreement sets forth the general terms and conditions applicable to the work to be performed with respect to any and all Projects.

(b)    Project Orders. With respect to each Project, Adaptive and Collaborator will prepare and execute a written project order (each a “Project Order”) setting forth the specific tasks to be performed by each Party, the timeline for performing the tasks, the estimated fees and expenses associated with the tasks, the payment schedule applicable to the tasks, format of deliverables associated with the tasks, and any other matters deemed appropriate by Adaptive and Collaborator. Either Party may accept or reject a proposed Project Order for any reason in its sole discretion, and no Project Order will be effective until executed by both Parties. As appropriate, Project Orders will logically and/or sequentially order and/or group tasks and note decision points. Each mutually executed Project Order will be attached to this Agreement.

(c)    Conflicts. In the case of a conflict between the terms of this Agreement and a Project Order, the terms and conditions of this Agreement will control unless Adaptive and Collaborator specifically acknowledge in the Project Order their intent to modify the terms and conditions of this Agreement.

2. OBLIGATIONS OF COLLABORATOR

(a)    Provision of Collaborator Materials. Collaborator will supply all biological samples and any related information reasonably required to carry out the Projects conducted under this Agreement and which Collaborator has in its possession and control, including those described in the applicable Project Order (collectively, the “Materials”) in such formats as Adaptive may reasonably request or as otherwise set forth in more detail in a Project Order. All Materials will be deemed Confidential Information of Collaborator within the meaning of Section 4.

(b)    Handling of Materials; De-identification. Collaborator represents and warrants that (i) as at the time any Material is supplied to Adaptive by Collaborator, Collaborator has the right to send the Materials to Adaptive for all uses contemplated by this Agreement in relation to such Materials, (ii) the

Materials contain no information that could be used to identify the individuals from which such Materials were derived, and (iii) proper informed consent has been obtained for the transfer of the biological samples and other Materials to Adaptive for the purposes of performing research, including documented approvals of patients or institutional review board that may be required by applicable law or regulation. Collaborator will notify Adaptive if it becomes aware at any time that it ceases to have the right to supply any Material to Adaptive for the uses contemplated by this Agreement. Adaptive may upload, use, display and modify the Materials and Collaborator Developments into the immunoSEQ™ Analyzer database for storage and use solely for the purposes contemplated under the relevant Project Order.

(c)    For Research Use Only; Not for Diagnostic Use. In no event will Collaborator use the Collaborator Developments or other data and results provided by Adaptive hereunder for diagnosing, evaluating or treating individual patients from which the samples were derived.

3. OBLIGATIONS OF ADAPTIVE

(a)    Adaptive Obligations Generally. Adaptive will provide the facilities, personnel and other resources required for the Projects other than biological materials and related information to be supplied by Collaborator. Adaptive will not sub-contract performance of the Projects to any third party without Collaborator’s prior written consent, other than Adaptive’s wholly owned subsidiary, Sequenta LLC and provided Sequenta LLC is identified in any Project Order as carrying any part of the relevant Project. Adaptive will conduct each Project with reasonable skill and care, in a good scientific manner, in accordance with the applicable Project Order and in accordance with relevant industry standards and any laws and regulations generally applicable to research laboratories in Adaptive’s line of business and jurisdiction and to the services being provided by Adaptive. With respect to each Project, Adaptive will communicate regularly with Collaborator and respond to reasonable requests for status updates. Project Orders will be performed in accordance with the policies set out in Exhibit A to this Agreement. Adaptive will ensure that in performing the Project it uses personnel which are suitably qualified and experienced to perform the activities delegated to them.

(b)    Delivery of Results. Subject to timely receipt of the Materials and payment of amounts due hereunder, Adaptive will use its commercially reasonable efforts to complete each Project within the timeline established for such Project. Adaptive will keep Collaborator reasonably informed of the progress of the Project as against timelines. Adaptive will provide the results of each Project to Collaborator in its customary *.TSV format through the immunoSEQ Analyzer software platform (including the entire raw processed data set). Subject to Collaborator’s timely payments of all amounts accrued hereunder, Adaptive will use its commercially reasonable efforts to retain all Project results for at least 24 months following the completion of each Project. Adaptive will notify Collaborator where reasonably possible prior to any destruction of any Project results prior the expiration of such period and provide Collaborator with an opportunity to store Project results itself or at a nominated third party.

(c)    Handling of Biological Materials. Adaptive will test, handle and store all materials supplied by Collaborator in accordance with Adaptive’s customary handling procedures and any special handling instructions set forth in a Project Order, and will return or destroy all unused biological materials supplied by Collaborator. Samples received by Adaptive will be handled in accordance with Adaptive SOPs. All arriving packages will be opened the same day they arrive and Inspected thoroughly for correct labeling and packaging integrity. Adaptive will contact Collaborator via phone or email promptly about any sample receipt issues, including identification, modification in shipping conditions, or condition of the sample which may delay sample processing. Should any sample be deemed unacceptable for processing. Adaptive will communicate with Collaborator about the nature of the issue. More specific handling requirements may be set forth in the Project Order. Materials provided by the Collaborator (and any derivatives, modifications or progeny of such materials) shall only be used for the performance of the relevant Project Order and must not be provided to any third party. Materials provided by Collaborator (and any derivatives, modifications or progeny of such materials) and information associated with such materials will constitute Confidential Information of Collaborator.

(d)    No Debarred Personnel. Adaptive represents that, to its knowledge, no person who will perform activities under this Agreement has been suspended, debarred or subject to temporary denial of approval, nor is under consideration to be suspended, debarred or subject to temporary denial of approval, by the U.S. Food and Drug Administration from working in or providing services, directly or indirectly, to any applicant for approval of a drug product or any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992, as amended.

(e)    Limited Warranty. Collaborator understands that the Projects are experimental and Adaptive cannot guarantee any outcome. Collaborator’s sole warranty with respect to the services performed under this Agreement is that Adaptive will perform such services in accordance with generally prevailing industry standards and all laws, rules and regulations applicable to Adaptive.

4. CONFIDENTIALITY

(a)    Definitions. For purposes of this Agreement, the term “Confidential Information” means any scientific, technical, trade or business information possessed by a Party which is treated by such Party as confidential or proprietary, including information pertaining to cells, antibodies, organisms, chemical compounds, products, formulations, technologies, techniques, methodologies, algorithms, computer programs, computer security systems and processes, assay systems, procedures, tests, data, documentation, reports, sources of supply, know-how, patent positioning, relationships with employees and consultants, business plans, business developments, research, development, process development, manufacturing, commercialization, and marketing, and any other confidential information about or belonging to a Party’s affiliates, suppliers, licensors, licensees, partners, collaborators, customers or others, and is provided by one Party or its affiliated companies (the “Discloser”) to the other Party (the “Recipient”) under this Agreement. Without limiting the generality of the foregoing, the Collaborator Materials and the Collaborator Developments (as defined in Section 5) constitute Confidential Information of Collaborator, and the pricing offered to Collaborator and the other general terms of this Agreement constitute Confidential Information of Adaptive. For the purpose of clarity, the identity of any of Collaborator’s programs or drug development candidates will be considered Collaborator’s Confidential Information.

(b)    Confidentiality Obligation. Each Party agrees that, except in connection with the performance of its obligations under this Agreement or the exercise of its rights or licenses under this Agreement, it will not otherwise use in any way for its own account or the account of any third party, nor disclose to any third party, any Confidential Information revealed to it by the other Party; provided, however, that Confidential Information may be disclosed pursuant to a regulation, law, court order or rule of any applicable securities exchange, but only to the minimum extent required to comply with such regulation, order, or rule and with advance written notice to the Discloser; and provided further that a Recipient may disclose Confidential Information to its subsidiaries, affiliates, professional advisors, consultants, agents to the extent such entities or individuals require access to the Confidential Information for the performance of obligations under this Agreement or the exercise of rights or licenses under this Agreement provided that they are under confidentiality and use limitations consistent with those in this agreement and such Party will be liable for breaches of the restrictions set forth in this Section 4 by all such persons. Each Party will take commercially reasonable efforts to protect the confidentiality of the other Party’s Confidential Information, such precaution not to be less than the precautions each Party takes to protect the confidentiality of its own Confidential Information of the same kind. Collaborator may also disclose Confidential Information of Adaptive to its third-party collaborators where such disclosure is necessary for the performance of the relevant collaboration that relates to the therapeutic agent that is the subject of the Project or the data and results provided by Adaptive hereunder, provided that they are under confidentiality and use limitations consistent with those in this agreement and Collaborator will be liable for breaches of the restrictions set forth in this Section 4 by all such persons. Each party will ensure that any Confidential Information of the other Party (including, with respect to Collaborator, the Collaborator Developments) will be stored securely and can be easily retrieved.

(c)    Exclusions. For purposes of this Agreement, the term Confidential Information does not include any information which (i) was known to Recipient at the time it was disclosed, other than by previous disclosure by Discloser; (ii) becomes known by disclosure from a third party without an obligation of confidentiality; (iii) is or becomes publicly known without breach of this Agreement; or (iv) is independently developed by the Recipient without the use of the Discloser’s Confidential Information. The obligations of confidentiality under this Section 4 will survive and continue after any expiration or termination of the Project Order under which such Confidential Information was disclosed or this Agreement.

5. DEVELOPMENTS

(a)    Ownership of Pre-existing Materials. All information and materials furnished by a Party pursuant to this Agreement and all associated intellectual property rights will remain the exclusive property of the furnishing Party, including without limitation Collaborator’s ownership of the Materials. All preexisting or separately developed technology and associated intellectual property rights used by Adaptive in conducting the Projects, including Adaptive’s predictive algorithms, assays and associated methods (collectively the “Adaptive Technology”), will remain the exclusive property of Adaptive. No rights are granted by either Party to their pre-existing intellectual property except the limited licenses expressly set forth herein. Collaborator will not attempt to reverse engineer, characterize, or ascertain the chemical structure of Adaptive’s assays or proprietary algorithms or other elements of the Adaptive Technology.

(b)    Ownership of Project Deliverables. Other than the Adaptive Developments, all results arising from the performance of a Project (including all associated intellectual property rights in and to such results) will be solely owned by Collaborator (the “Collaborator Developments”). Adaptive hereby assigns and agrees to assign to Collaborator all of its right, title and interest in and to the Collaborator Developments. Adaptive will solely own the Adaptive Developments and all associated intellectual property rights. The term “Adaptive Developments” means inventions and discoveries arising from a Project that consist of modifications, refinements or improvements to the Adaptive Technology and all diagnostic applications, provided that in each case the practice of such inventions and discoveries does not require the use of any pre-existing Confidential Information or intellectual property rights of Collaborator.

(c)    The test results, receptor sequences and other data and analysis will be delivered in the formats specified in the Project Order (or if blank, in a mutually agreed format readily readable by commercially available off-the-shelf software such as Microsoft Office). Adaptive confirms and represents that the test results, receptor sequences and other data and analysis delivered to Collaborator can be used within any need to access the Adaptive Technology or Adaptive Developments.

(d)    Each party agrees that it shall have sufficient agreements in place with its employees or other individuals performing the Project to ensure that any intellectual property rights are owned in accordance with this Section 5 and in particular that all Collaborator Developments are owned by Collaborator. Adaptive will provide all reasonable assistance as may be required to ensure that title to Collaborator Developments vests in Collaborator including as relevant the obtaining of confirmatory assignment agreements from individuals if required in relation to any registration or prosecution of any intellectual property rights.

6. PAYMENTS

(a)    Sequencing Price; Discounts. ImmunoSEQ™ sequencing pricing is based on the resolution required for the samples in the Project and will be specified in the relevant Project Order. As of the date of this Agreement, the list price per sample for each locus are as follows: $[***] per Survey sample, $[***] per Deep sample, and $[***] per Ultra Deep sample. [***]

(b)    Technology Access Fee. A technology access fee equal to [***] may be invoiced upon completion of sequencing for each Project for basic bioinformatics and experimental design support, use of immunoSEQ Analyzer 2.0 for [***] months following sequencing of hereunder, and up to [***] hours of data analysis support. Where applicable such Technology Access Fee will be specified in the Project Order.

(c)    Professional Services. The technology access fee described above includes basic bioinformatics and experimental design support. For Projects that require significantly deeper engagement by Adaptive personnel, Adaptive will separately invoice monthly for such professional services at rates and for times mutually agreed by the parties.

(d)    Project Payment Schedule. The payment schedule for each Project shall be specified in the relevant Project Order, provided, however, that if no payment schedule is specified Projects with total charges under $[***] will be invoiced [***]% in advance, and for larger Projects Collaborator will pay to Adaptive the assay charges for each Project according to the payment schedule below:

First payment [***]	[***]%
Second payment [***]	[***]%
Third payment [***]	[***]%
Completion of the Project	[***]%

In this context Completion of the Project constitutes delivery of all deliverables including the final report in agreed format.

All other Project-related charges (including the technology access fee, any applicable taxes, shipping and handling and professional services fees) and in each case as specified in Project Order or otherwise agreed in writing by Collaborator will be invoiced as accrued. All payments are non-refundable.

Certain information, as identified by [***], has been excluded from this agreement because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(e)    Invoicing; Payments. Adaptive will invoice Collaborator for each Project in accordance with the payment schedule set forth in the applicable Project Order. Invoiced payments are due within 30 days of receipt. Invoices should be sent to Collaborator at its address stated on the signature page hereto, Attn: Accounts Payable. For any amounts due under this Agreement that are not paid within [***] days of receipt of invoice, Adaptive may accrue interest at [***]% per month, not to exceed the maximum permitted by applicable law. Adaptive will provide written notification of non-payment to Collaborator prior to charging any interest or taking any action to recover any overdue amounts. All sums payable under this Agreement will be exclusive of value added tax or any equivalent sales tax applicable which shall be payable in addition by Collaborator.

7. TERM AND TERMINATION

(a)    Term of Agreement. This Agreement will commence on the date first set forth above and will expire 48 months thereafter, provided, however, that if one or more Projects remain outstanding and active at the end of such period, the expiration date shall be automatically extended until the scheduled completion date of the last such Project. This Agreement may thereafter be renewed with the express mutual written consent of the Parties.

(b)    Termination. Either Party may terminate or suspend its performance under this Agreement or a particular Project in the event of a breach of a material term of this Agreement by the other Party, which breach is not cured within [***] business days ([***] business days in the event of a payment default) after written notice by the non-breaching Party to the breaching Party.

(c)    Effect of Termination. Termination of this Agreement will simultaneously terminate all Project Orders then outstanding as of the effective date of termination. In the event of termination, Collaborator will pay all fees and expenses accrued through the effective date of termination. Other than with respect to uncured material breaches by Adaptive, no refunds will be due upon termination. The provisions of Sections 3(e), 2(b), 4, 5, 6(e), 7(c), 8 and the last two sentences of Section 3(b) will survive termination or expiration of this Agreement for any reason.

8. MISCELLANEOUS

(a)    Construction. When a reference is made in this Agreement to a Section, such reference is to a section of this Agreement unless otherwise indicated. The words “herein,” “hereunder” and “hereof” refer to this Agreement (taken as a whole and together with any relevant Project Orders) and not to any particular provision of this Agreement. The words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The words “agrees to”, “will” and “shall” are used in a mandatory, not a permissive, sense. . All payments hereunder will be made in U.S. dollars. The Parties specifically disclaim the application of the UN Convention on Contracts for the International Sale of Goods. This Agreement has been written in the English language, and the Parties agree that the English version will govern.

(b)    Independent Contractors. Adaptive and Collaborator are independent contractors and nothing in this Agreement will be construed to create a partnership, joint venture, license or employment relationship between the Parties.

(c)    No Implied Warranties; Limited Remedy. Except as expressly stated elsewhere in this Agreement, NEITHER PARTY MAKES ANY GUARANTEE OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING

Certain information, as identified by [***], has been excluded from this agreement because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE. THE SOLE REMEDY OF COLLABORATOR FOR BREACH OF WARRANTY HEREUNDER WILL BE TO REQUIRE ADAPTIVE, AT ADAPTIVE’S ELECTION, TO EITHER RE-PERFORM THE PORTION OF THE PROJECT GIVING RISETO SUCH BREACH AT ADAPTIVE’S COST OR REFUND THE FEES PAID BY COLLABORATOR FOR THE PORTION OF THE PROJECT THAT GAVE RISETO SUCH BREACH.

(d)    LIMITATION OF LIABILITY GENERALLY. NEITHER PARTY WILL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES {INCLUDING CLAIMS ARISING FROM LOST DATA AND INDIRECT AND DIRECT LOST PROFITS) (COLLECTIVELY, “LOSSES”), ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED, AND UNDER WHATEVER CAUSE OF ACTION OR THEORY OF LIABILITY BROUGHT (INCLUDING, WITHOUT LIMITATION, UNDER ANY CONTRACT, NEGLIGENCE OR OTHER TORT THEORY OF LIABILITY) EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR SUCH DAMAGES WERE OTHERWISE FORESEEABLE. TOTAL CUMULATIVE LIABILITY OF A PARTY IN CONNECTION WITH THIS AGREEMENT AND THE PROJECTS, WHETHER IN CONTRACT OR TORT OR OTHERWISE, WILL NOT EXCEED AN AMOUNT EQUIVALENT TO THE AMOUNT OF FEES PAID TO ADAPTIVE BY COLLABORATOR UNDER THIS AGREEMENT OVER THE 12-MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO SUCH CLAIM. THE LIMITATION OF LIABILITY UNDER THIS PARAGRAPH INCLUDING THE EXCLUSION OF LOSSES DOES NOT APPLY TO THE PAYMENT OF FEES AND EXPENSES OWING UNDER THIS AGREEMENT, LOSSES ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY, OR CLAIMS ARISING UNDER SECTION 2, SECTION 4 AND SECTION 5, OR LOSSES ARISING FROM ANY FRAUD OR FRAUDULENT MISREPRESENTATION.

(e)    Notices. All notices under this Agreement must be in writing and at the applicable address set forth on the signature page to this Agreement or at such other address as a Party may specify in writing. Notices are effective as follows: (i) 3 business days following delivery in the mail using recorded delivery, (ii) upon delivery if sent via a nationally recognized commercial courier, (iii) upon delivery if hand-delivered, or (iv) sent by email or facsimile, upon non-automated confirmation of receipt.

(f)    Publicity. Any publicity using the other Party’s name and logo including on a website, in marketing materials or in any press release must be prior approved by the other Party.

(g)    Publications. Without limiting the generality of Section 4 (“Confidentiality”), each Party agrees to use reasonable efforts to provide the other Party with advance copies of any publications containing experimental results that directly or Indirectly result from a Project. Such prior provision shall not apply where there are any third party confidentiality restrictions or such release would breach any applicable laws or regulations affecting the publishing party. In any such publication, the publishing Party will acknowledge the other Party’s contribution (including authorship if appropriate under the circumstances and customary industry practice).

(h)    No Assignment. The rights and obligations under this Agreement may not be assigned or transferred by either Party without the prior written consent of the other Party, except that either Party may assign this Agreement without such consent to an affiliated company or in connection with the merger, consolidation, sale or transfer of all or substantially all of a Party’s business to which this Agreement relates.

(i)    Entire Agreement. This Agreement, taken together with each mutually executed Project Order, constitutes the entire agreement of the Parties with regard to its subject matter and supersedes all previous oral or written representations, agreements and understandings between Adaptive and Collaborator. Use of the immunoSEQ Analyzer is subject to separate license terms users must accept as part of the account creation or log-in process. Nothing in this clause shall exclude any liability for fraud or fraudulent misrepresentation.

(j)    Amendments; No Implied Waivers. This Agreement may only be modified in writing, executed by duly constituted officers of both Parties. Any terms and conditions on a purchase order or a bill of lading that conflict with or are in addition to any of the terms of this Agreement will be null and void and without legal effect unless expressly agreed upon by the Parties in a written document specifically referencing this Section 8(j). Either Party’s waiver of any term or condition of this Agreement at any time will not be construed to waive such term or condition at subsequent times or any other term or condition, nor as a waiver of its rights to enforce such term or condition.

(k)    Severability. In the event that any one or more provisions of this Agreement are, for any reason, held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement, and all other provisions will remain in full force and effect. If any of the provisions are held to be excessively broad, any such provision will be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

(l)    Governing Law. This Agreement will in all events and for all purposes be governed by and construed in accordance with the law of New York, without regard to any choice of law principle that would dictate the application of the law of another jurisdiction. The Parties consent to the exclusive jurisdiction of the state and federal courts located in New York County, New York for all claims or disputes arising in connection with this Agreement. In any suit or action brought to enforce this Agreement, or to obtain an adjudication, declaratory or otherwise, of rights hereunder, the losing Party will pay to the prevailing Party reasonable attorneys’ fees and all other costs and expenses that may be incurred by the prevailing Party in such suit or action.

(m)    Counterparts. This Agreement may be executed in counterparts and delivered via facsimile, emailed PDF or other electronic means, each of which will be deemed to be an original, and both of which taken together, will constitute one agreement binding on both Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed and executed by their duly authorized officers as of the date first written above.

ADAPTIVE		COLLABORATOR

By:	/s/ Chad M. Robins	By:	/s/ H.K. Tayton-Martin

Print Name:	Chad M. Robins	Print Name:	H.K. Tayton-Martin

Title:	CEO, President & Founder	Title:	Chief Operating Officer

Address:	1551 Eastlake Ave. E., Ste. 200	Address:	91 Park Drive Milton Park

	Seattle, Washington 98102		Abingdon, England, UK

Facsimile:	(206) 659-0667	Facsimile:	N/A

Email:	support@adaptiveblotechnoloeles.com	Email:	N/A

TEMPLATE FOR PROJECT ORDER NO. 1

PURSUANT TO MASTER COLLABORATION AGREEMENT

This Project Order No. 1 (this “Project Order”) is made effective as of                     , 201     by and between ADAPTIVE BIOTECHNOLOGIES CORPORATION, a Washington corporation (“Adaptive”), and Adaptimmune Limited,, a limited formed under the laws of England and Wales (“Collaborator”) pursuant to the Master Collaboration Agreement between the Parties dated July 10, 2015 (the “Agreement”). The activities described in this Project Order will be governed by the terms and conditions of the Agreement. Capitalized terms used herein and not otherwise defined will have the meanings given such terms in the Agreement.

1. PROJECT DESCRIPTION

(a)    Project Overview and Objectives.

Exploratory analyses of [INSERT T OR B] cell diversity by [INSERT SEQUENCING DEPTH] sequencing of [INSERT LOCUS TO BE SEQUENCED] will be performed on [INSERT MATERIAL TYPE] samples. [INSERT MATERIAL TYPE] obtained from Protocol INSERT PROTOCOL NUMBER will be assessed. The sequencing data generated by Adaptive will be used by Collaborator to monitor [INSERT WHAT WE WILL MONITOR].

Objectives of the correlative study may include:

•	Determine if a minimum threshold of baseline T cell or B cell diversity correlates with clinical activity

•	Characterize the apparent presence/absence and relative quantity of T cell clones during treatment

•	Monitor individual sequence frequencies for each patient over the course of therapy and correlate data to outcomes

(b)    Samples.

Collaborator will provide to Adaptive [INSERT MATERIAL AND NUMBER OF SAMPLES] samples for use in performing the activities described in this Project Order, together with any related information on a sample manifest as may be reasonably requested by Adaptive to carry out the Project.

Total of ____ patients: ____ Patients each with ______ time points as follows:

(c)    Workflow.

(i)    [INSERT MATERIAL TYPE] samples will be shipped to Adaptive in provided shipping materials.

(ii)    Samples received by Adaptive will be handled in accordance with Adaptive SOPs. All arriving packages will be opened the same day they arrive and inspected thoroughly for correct labeling and packaging integrity. Adaptive will contact Collaborator via phone or email promptly about any sample receipt issues, such as but not limited to identification, modification in shipping conditions, or condition of the sample which may delay sample processing. Should any sample be deemed unacceptable for processing, Adaptive will communicate with Collaborator about the nature of the issue.

(iii)    Adaptive will perform “[INSERT SEQUENCING RESOLUTION)” sequencing on each of the [INSERT SAMPLE SOURCE] samples provided by Collaborator. As part of these analyses, Adaptive uses a proprietary assay for the amplification and massively parallel sequencing of millions of CDR3 regions in the (INSERT LOCUS TO BE SEQUENCED] using a multiplex PCR amplification across the VDJ junction of rearranged [INSERT LOCUS TO BE SEQUENCED].

(d)    Adaptive Deliverables. Within 6-8 weeks of Adaptive’s receipt of the samples, all raw processed sequence data from the assay of the Materials will made available to Collaborator in *.TSV format through the immunoSEQ Analyzer software platform for download and/or analysis. Subject to timely payment of the technology access fee, Adaptive will also provide basic level support for Collaborator’s analysis of the samples provided (must be utilized within 30 days of notification of Project data availability; up to 5 hours of Adaptive personnel time) as set forth below. Adaptive may offer additional professional and analytical services for an additional fee.

Sequencing analysis may include:

•	Identification and quantification of all clones in a given sample, including number of unique clones and frequency of each clone.

•	Identification and comparison of common clones in all samples (between patients, and between pre-treatment and post-treatment samples for the same patient).

•	Computation of V, D, and J usage in each sample.

•	Comparisons of expansion of clones.

•	Computation of the diversity and clonality of all samples.

(e)    Results Sharing. Should Collaborator choose to share de-identified clinical data, Adaptive’s bioinformatics team will also prepare analyses correlating clinical outcomes with sequencing data.

(f)    Project Schedule. The parties anticipate that the activities contemplated by this Project Order will be completed over months, with the first samples expected to be shipped to Adaptive in_______ , 201    , and all sequencing completed and results delivered by ____, 201    .

2. PAYMENTS; INVOICING

(a)    Invoicing. Adaptive will invoice Collaborator at the address set forth in the Agreement unless an alternate invoicing address is set forth below. All invoices will reference the applicable Collaborator purchase order number, if any.

Optional: alternate address for invoicing:

(b)    Pricing. Services under this Project Order will be billed in accordance with the pricing set forth in the Agreement. The Parties agree that such compensation reflects the fair market value of the services rendered hereunder. Except for the payments by Collaborator as set forth below, each Party will be responsible for all costs and expenses it incurs related to the performance of this Project.

(c)    Estimated Charges. The following table sets forth the estimated charges for the Project:

[INSERT TABLE]

(d)    Estimated Payment Schedule: The following table sets forth the estimated payment schedule for the Project:

[***] [or] [***]

3. LONG-TERM ARCHIVING

☐

If this box is checked, the Materials and Collaborator Developments relating to this Project may be released to the public immunoSEQ data set along with the sequencing results (without attribution to Collaborator) upon the expiration of the confidentiality period described in Section 4

Certain information, as identified by [***], has been excluded from this agreement because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit A - R&D POLICY PRINCIPLES

A. Ethical Conduct Requirements Ethical Conduct

Ethical Conduct

The Parties are committed to the highest standards of conduct in all aspects of their respective businesses and to conduct their business with honesty and integrity, and in compliance with all applicable legal and regulatory requirements.

•	Always act with integrity and honesty and protect the Parties’ public image and reputation in relationships with customers, competitors, suppliers, business partners and staff

•	Promptly raise any concerns about possible unethical or illegal conduct

•	Be free from actual or potential conflicts of interest that might influence, or appear to influence their judgment or actions when performing duties on behalf of the Parties

•

The Parties’ reputation and the respect of those who deal with the Parties must not be put at risk by acceptance of any entertainment, gifts or favours intended or perceived by others to influence their business judgment

•	Communications with external audiences, i.e., investors and the media, should be managed through appointed company spokespersons to minimize risk to the Parties’ reputation

•

Provide accurate and reliable information in records submitted, safeguard the Company’s confidential information, and respect the confidential information of other parties with whom the Company does business or competes

•

Comply with all applicable anti-bribery practices legal requirements including U.S. Foreign Corrupt Practices Act (“FCPA”) and the United Kingdom Bribery Act 2010. In particular no employee of either party shall give or authorize directly or indirectly any illegal payments to government officials of any country.

•

Each employee of a Party should endeavour to deal fairly with the Company’s customers, suppliers, competitors and employees. No-one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

B. Requirements for Engaging External Experts

Use of External Experts within R&D

The Parties believe that the engagement of external experts in R&D should be done In accordance with the following principles:

•	There must be a legitimate need for the services of the expert that cannot be fulfilled in-house, and the minimum number of experts needed should be used

•	Selection of experts should be based solely on the expert’s qualifications and expertise in the subject matter for which such expert is retained

•	The expert’s services must be documented in a written signed agreement

•	Compensation must be based on fair market value for the services provided

•

Reimbursement or pre-payment for costs associated with travel, lodging, meals and hospitality (i.e. refreshments, background music at meetings) for an expert are acceptable if permitted by all law for the location in which the services are rendered and are modest in value

•	Experts shall not receive any gifts of any value, especially where the expert is also a healthcare professional

•

Gift includes anything of value, regardless of amount, given to show friendship, appreciation, or support, including meals, entertainment or recreational activities (excludes fair market value for services rendered).

•

Healthcare Professionals includes, but is not limited to, physicians, their allied health professionals, and medical office staff. This term also applies to pharmacists and employees of pharmacy benefit managers.